Exhibit 10.2

December 21, 2012

VIA ELECTRONIC MAIL

Crystal Rock Holdings, Inc.
1050 Buckingham Street
Watertown, CT 06795
Attn:  Bruce MacDonald

Re:           Waiver

Reference is hereby made to that certain credit facility provided by Bank of America, N.A. (the “Bank”) to Crystal Rock Holdings Inc. and Crystal Rock LLC (collectively the “Borrowers”) pursuant to that certain Amended and Restated Credit Agreement, dated as of April 5, 2010 executed by the Borrowers and the Bank (as amended or otherwise modified from time to time, the “Loan Agreement”; together with any and any other documents or agreements made in connection with or given as security for the Credit Facility, as any of the foregoing may have been amended, modified, supplemented or replaced (collectively, the “Loan Documents”)).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement.

Effective upon complete execution of the parties listed on the signature hereto, the Bank waives, on a one-time basis, the following:

1.	Up to $3,000,000 of Subordinated Debt repayment, which would be a breach of Section 10.8 of the Loan Agreement

2.	The Mandatory Prepayment of the Term Loan outlined in Section 4.3.2 (Excess Cash Flow Recapture) for the fiscal year ended October 31, 2012

Collectively the “Waivers”

The Waivers apply only to the defaults (as outlined above) and shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any breach, default or event of default other than the Waivers, (b) affect the right of the Bank to demand compliance by the Borrowers with all terms and conditions of the Loan Agreement and Loan Documents except as specifically waived by this Agreement, (c) be deemed a waiver of any transaction or future action on the part of the Borrowers requiring the Bank’s consent or approval under the Loan Agreement or Loan Documents, or (d) except as waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, the Bank’s exercise of any rights or remedies under the Loan Agreement or any other Loan Document, whether arising as a consequence of any default or event of default which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.  All terms and conditions of the Loan Agreement and the other Loan Documents remain unchanged.

The Borrowers (a) affirms all of its obligations under the Loan Documents and (b) agrees that this letter agreement and all documents, agreements and instruments executed in connection herewith do not operate to reduce or discharge the Borrowers’ obligations under the Loan Documents.

In consideration of the Bank’s waiver, the Borrowers hereby releases and forever discharges the Bank and the Bank’s, respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (collectively referred to as the “Bank Group”), from any and all presently existing claims, demands, damages,  liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which the Borrowers may have or claim to have against any of the Bank Group arising out of facts or events in any way related to the Loan Documents and/or the loan transactions evidenced thereby and which have occurred on or on or prior to the date hereof.

BANK OF AMERICA, N.A.

By: /s/ Donald K. Bates
Name: Donald K. Bates
Title: Vice President

ACKNOWLEDGED AND AGREED:

Crystal Rock Holdings, Inc.

By: /s/ Bruce S. MacDonald
Name: Bruce S. MacDonald
Title: Chief Financial Officer

Crystal Rock LLC

By: /s/ Bruce S. MacDonald
Name: Bruce S. MacDonald
Title: Chief Financial Officer